Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Preliminary Prospectus of Wintrust Financial Corporation (the “Company”) and Proxy Statement of Macatawa Bank Corporation for the registration of 5,731,509 shares of the common stock of the Company and to the incorporation by reference therein of our reports dated February 28, 2024, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 30, 2024